Exhibit (d)(10)

Schedule A

Limited Liability Companies and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 9, 2008, between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Tactical Income Central Fund	Fixed-Income	09/09/2008
Fidelity Central Investment Portfolios II LLC	Fidelity 1-3 Year Duration Securitized Bond Central Fund	Fixed-Income	09/09/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Commercial Mortgage-Backed Securities Central Fund	Fixed-Income	09/09/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-5 Year Central Fund	Fixed-Income	09/09/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-10 Year Central Fund	Fixed-Income	09/09/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	Fixed-Income	09/09/2008

Agreed and Accepted

as of September 9, 2008

Fidelity Investments Money Management, Inc.	Fidelity Management & Research (Hong Kong) Limited

By: /s/ JS Wynant By: /s/ JS Wynant

Name: JS Wynant Name: JS Wynant

Title: Treasurer Title: Treasurer